EXHIBIT 10.57

EXECUTIVE AGREEMENT

This Executive Agreement (this “Agreement”) is made as of December 20, 2011, by and among State Auto Financial Corporation, an Ohio corporation (“State Auto Financial”), State Automobile Mutual Insurance Company, an Ohio-domiciled mutual insurance company (“State Auto Mutual”), and Robert P. Restrepo, Jr. (the “Executive”).

BACKGROUND INFORMATION

State Auto Financial is a majority-controlled, publicly-traded holding company subsidiary of State Auto Mutual, which is the ultimate controlling entity of the State Auto holding company system and, together with their respective operating subsidiaries and affiliates, State Auto Financial and State Auto Mutual engage in the property casualty and specialty insurance business. Each of State Auto Financial and State Auto Mutual (collectively, the “Companies”) considers the establishment and maintenance of a sound and vital management to be an important part of their overall corporate strategy and to be essential to protecting and enhancing the interests of the Companies and their respective owners. As part of this corporate strategy, the Companies wish to act to retain their well-qualified executive officers notwithstanding any actual or threatened change in control of State Auto Financial or State Auto Mutual.

Executive is a party to an Employment Agreement with the Companies dated as of December 20, 2011, as it may be amended from time to time (the “Employment Agreement”). The Employment Agreement does not address the impact of a Change in Control (as defined below), except to incorporate by reference the provisions of this Agreement.

Executive is the Chairman, Chief Executive Officer and President of State Auto Financial and State Auto Mutual and their respective subsidiaries and affiliates, and the Executive’s services, experience and knowledge of the business of the Companies, and reputation and contacts in the industry are extremely valuable to the Companies. The Executive’s continued dedication, availability, advice, and counsel to the Companies are deemed important to the Companies, the Boards of Directors of State Auto Financial and State Auto Mutual (collectively, the “Board”), and their shareholders and policyholders, respectively. It is, therefore, in the best interests of the Companies to secure the continued services of the Executive notwithstanding any actual or threatened change in control of the Companies. Accordingly, the Boards of State Auto Financial and State Auto Mutual, acting by and through the Compensation Committee and Nominating and Governance Committee, respectively, have approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Companies.

STATEMENT OF AGREEMENT

In consideration of the mutual covenants set forth herein and INTENDING TO BE LEGALLY BOUND HEREBY, the Companies and Executive hereby agree as follows:

1. Term of Agreement. This Agreement will begin on the date entered above and will continue in effect through December 31, 2015; provided, however, that this Agreement shall terminate concurrent with the termination of the Employment Agreement. Notwithstanding the above, if a “Change of Control” (as defined herein) of the Companies occurs during the term of this Agreement, the term of this Agreement will be extended for the lesser of thirty-six (36) months beyond the end of the month in which any such Change of Control occurs, or until December 31, 2015.

2. Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

(a)

Annual Base Salary. “Annual Base Salary” means the greater of (1) the highest annual rate of base salary in effect for the Executive during the 12 month period immediately prior to a Change of Control or, (2) the annual rate of base salary in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required).

(b)	Average Annual Award. “Average Annual Award” means the average of the two most recent cash payments paid or payable to the Executive under the Companies’ LBP immediately preceding the Change Year.

(c)	Cause. “Cause” shall be given the meaning used in the Employment Agreement.

(d)	Change of Control. “Change of Control” means the occurrence of any of the following:

(1)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of State Auto Financial representing 30% or more of the combined voting power of State Auto Financials then outstanding securities, excluding (i) any acquisition by State Auto Financial or any Subsidiary; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by State Auto Financial, a Subsidiary or State Auto Mutual or any such acquisition by State Auto Mutual; or

(2)

A majority of the Board of Directors of State Auto Financial at any time is comprised of other than Continuing Directors (for purposes of this Agreement, the term “Continuing Director” means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement; or (B) subsequently elected or appointed as a director if such director was nominated by the Nominating and Governance Committee of State Auto Financial or appointed by at least two thirds of the then Continuing Directors); or

(3)	Any event or transaction if State Auto Financial would be required to report it in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; or

(4)	Any of the following occurs:

(A)

a merger or consolidation of State Auto Financial, other than a merger or consolidation in which the voting securities of State Auto Financial immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) more than 50% of the combined voting power of State Auto Financial or surviving entity immediately after the merger or consolidation with another entity;

(B)

a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of State Auto Financial which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of State Auto Financial on a consolidated basis;

(C)	a reorganization, reverse stock split, or recapitalization of State Auto Financial which would result in any of the foregoing; or

(D)	a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

(5)	As respects State Auto Mutual, any of the following occurs:

(A)

State Auto Mutual affiliates with or is merged into or consolidated with a third party and as a result, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than Continuing Directors (as defined above); or

(B)

State Auto Mutual completes a conversion to a stock insurance company and as a result of which a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than Continuing Directors (as defined above).

(6)

Notwithstanding the foregoing, for purposes of this Change of Control definition, the percentage of securities ownership listed under subsection (d)(1) above (i.e., 30%) shall increase or decrease, as the case may be, such that the percentage of securities ownership is consistent with any future changes to the percentage of securities ownership represented in the Change of Control definition in Section 11(B)(2)(a) (or any successor Section) of the State Auto Financial Corporation 2009 Equity Incentive Compensation Plan, as amended from time to time, or any successor plan thereto.

(e)	Change Year. “Change Year” means the calendar year in which a Change of Control occurs.

(f)	Disability. “Disability” shall be given the meaning used in the Employment Agreement.

(g)

Employee Benefits. “Employee Benefits” means the perquisites, benefits, and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs, or arrangements in which the Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Companies), disability, salary continuation, expense reimbursement, and other employee benefit policies, plans, programs, or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter, providing perquisites and benefits at least as great in a monetary equivalent as are payable thereunder prior to a Change in Control.

(h)	Employment Agreement. “Employment Agreement” means as described above.

(i)	Good Reason. “Good Reason” means the occurrence of any one or more of the following:

(1)

The assignment to the Executive of duties which are materially and adversely different from or inconsistent with the duties, responsibilities, and status of the Executive’s position at any time during the 12 month period prior to such Change of Control, or which result in a significant change in the Executive’s authority and responsibility as the Chief Executive Officer of the Companies;

(2)

A material reduction by the Companies in the Executive’s Annual Base Salary in place as of the day immediately prior to a Change of Control, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Companies, or a reduction of the Executive’s most recent highest incentive bonus potential under the Executive’s LBP prior to such Change of Control, or any successor to such arrangement;

(3)

A demand by the Companies that the Executive relocate to a location in excess of 35 miles from the location where the Executive is currently based, or in the event of any such relocation with the Executive’s express written consent, the failure of the Companies or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive relating to a change of principal residence in connection with such relocation and to indemnify the Executive against any loss in the sale of the Executive’s principal residence in connection with any such change of residence and any expenses incurred by Executive that are directly attributable to such sale (for purposes of this provision, “loss” is understood to mean a sale of such principal residence at a price less than the adjusted basis in such residence);

(4)	The failure of the Companies to obtain a satisfactory agreement from any successor to the Companies to assume and agree to perform this Agreement, as contemplated in Section 16 of this Agreement;

(5)

The failure of the Companies to provide the Executive with substantially the same Employee Benefits that were provided to him immediately prior to the Change in Control, or with a package of Employee Benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such Employee Benefits taken as a whole; or

(6)

Any material reduction in the Executive’s compensation or benefits or adverse change in the Executive’s location or duties, if such reduction or adverse change occurs at any time after the commencement of any discussion with a third party relating to a possible Change of Control of the Companies involving such third party, if such reduction or adverse change is in contemplation of such possible Change of Control and such Change of Control is actually consummated within 12 months after the date of such reduction or adverse change.

The existence of Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s determination of Good Reason shall be conclusive and binding upon the parties to this Agreement provided such determination has been made in good faith. Executive shall provide the Companies with written notice of his intent to terminate with Good Reason within a period not to exceed 90 days of the initial existence of the condition constituting Good Reason. The Companies shall have a period of 30 days in which it may remedy the condition and prevent Executive’s termination for Good Reason. The determination as to whether an event that constitutes “Good Reason” exists shall be made in a manner consistent with the guidance published under Section 409A of the Code.

(j)

Notice of Termination. “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the separation from service under the provision so indicated.

(k)

Retirement. “Retirement” means having reached normal retirement age as defined in the State Auto Insurance Companies Employee Retirement Plan (“State Auto Pension Plan”) or taking early retirement in accordance with the terms of the State Auto Pension Plan.

(l)	Severance Benefits. “Severance Benefits” means the benefits described in Section 4 of this Agreement, as adjusted by the applicable provisions of Section 5 of this Agreement.

(m)	Special SERP. “Special SERP” means the Supplemental Executive Retirement Plan that became effective January 1, 2007.

(n)

Subsidiary. “Subsidiary” means any corporation, insurance company, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at the time by State Auto Financial.

3. Eligibility for Severance Benefits. The Companies or their successor shall pay or provide to the Executive the Severance Benefits if the Executive incurs a separation from service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)), during the term of this Agreement:

(a)	by the Companies at any time within 24 months after a Change of Control; or

(b)	by the Executive for Good Reason at any time within 24 months after a Change of Control; or

(c)

by the Companies at any time after an agreement has been reached with an unaffiliated third party, the performance of which agreement would result in a Change of Control involving such third party, if such Change of Control is actually consummated within 12 months after the date of such separation from service. Notwithstanding any provision of Section 2(d) to the contrary, a “Change in Control” for purposes of this Section 3(c) shall not be deemed to have occurred unless the Change in Control event constitutes a “change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under Section 409A of the Code.

4. Severance Benefits. The Executive, if eligible under Section 3 of this Agreement, shall receive the following Severance Benefits, adjusted by the applicable provisions of Section 5 of this Agreement (in addition to accrued compensation, bonuses, and vested benefits and other equity based awards);

(a)

Annual Base Salary. In addition to any accrued compensation payable as of the Executive’s separation from service (either by reason of Executive’s Employment Agreement or otherwise), a lump sum cash amount equal to the Executive’s Annual Base Salary, multiplied by 2.99, unless at the time of such separation from service the Executive is within two years of mandatory retirement on December 31, 2015, in which case the benefit due under this Section 4(a) shall not exceed Executive’s Annual Base Salary multiplied by a factor equal to the number of months remaining until December 31, 2015, presented as a whole integer and a fraction of a partial year (e.g., 15 months equals 1.25).

(b)

Annual Incentive Compensation. In addition to any compensation otherwise payable pursuant to the Executive’s LBP and the bonus payable under the Companies’ Quality Performance Bonus Plan (“QPB Plan”), a lump sum cash amount equal to the Executive’s Average Annual Award and the total bonus under the QPB Plan paid to Executive during the calendar year immediately preceding the Change Year, multiplied by 2.99 unless at the time of such separation from service the Executive is within two years of mandatory retirement on December 31, 2015, in which case the benefit due under this Section 4(b) shall not exceed the Executive’s Average Annual Award and total bonus under the QPB Plan, as aforesaid multiplied by a factor equal to the number of months remaining until December 31, 2015, presented as a whole integer and a fraction of a partial year (e.g., 15 months equals 1.25). In order to be entitled to a payment pursuant to this Section 4(b), the Executive must have been a party to LBP or QPB at some time during the 12 month period immediately preceding the Change of Control. In addition, Executive shall be entitled to receive a prorated LBP for the Change Year.

(c)

Health Care Reimbursement. The Companies shall pay Executive an amount equal to the Companies’ then current monthly per employee cost of providing State Auto’s health insurance benefit multiplied by 24, or by the number of months until December 31, 2015, whichever is less. Such amount shall be paid in a lump sum.

(d)

Insurance Benefits. For a two year period commencing on the date the employment is terminated, or until December 31, 2015, whichever is earlier, the Companies will arrange to provide to the Executive at the Companies’ expense, subject to the then current employee contribution being paid by Executive, if any, with:

(1)

Life Insurance. Life and accidental death and dismemberment insurance coverage (including any supplemental coverage, purchase opportunity, and double indemnity for accidental death that was available to the Executive) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to the Executive, equal to that in effect at the date immediately prior to the Change of Control.

(2)

Disability Insurance. Disability insurance coverage (including policy terms) equal to that in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required) or, if more favorable to the Executive, equal to that in effect immediately prior to the Change of Control; provided, however, that no income replacement benefits will be payable under such disability policy with regard to the two year period following a separation from service provided that the payments payable under Sections 4(a) and (b) above have been made. Notwithstanding the foregoing, if the Companies secure insurance policies under this Section and payment under such policies results in an overpayment to the Executive, the Companies reserve the right to seek return of the excess payments made to or benefits received by the Executive.

In the event the Executive’s participation in any such plan or program is not permitted by the applicable terms of the governing plan document or policy, the Companies will directly provide, at no after-tax cost to the Executive, the benefits to which the Executive would be entitled under such plans and programs. Any taxable welfare benefits provided to Executive pursuant to this Section 4(c) that are not “disability pay” or “death benefits’ within the meaning of Treasury Regulation Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Section 409A of the Code. The amount of any Applicable Benefits provided during one taxable year shall not affect the amount of the Applicable Benefits provided in any other taxable year. No Applicable Benefits may be liquidated or exchanged for another benefit. During the period of 6 months immediately following Executive’s separation from service, Executive shall be obligated to pay the Companies the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under Section 4980B of the Code, and the Companies shall reimburse Executive for any such payments on the first business day that is more than 6 months after Executive’s separation from service.

(e)

Retirement Benefits. The Executive will be entitled to receive retirement benefits as provided under the Companies’ defined benefit (qualified and nonqualified) retirement plans (which shall include the Supplemental Retirement Plan (“SERP”) and the Special SERP, but not include any severance plans) in which the Executive participates. The benefits specified in this subsection will be paid under the terms of, and at the same time and in the same form as provided under, the qualified retirement plans, SERP, Special SERP, or other similar nonqualified arrangement designated by the Companies according to its terms and conditions. Notwithstanding the foregoing, if any qualified plan benefit provided under this subsection is unable to be paid under the terms of the applicable qualified plan, such benefits shall be paid at the same time and in the same form as benefits that are paid under the SERP.. The benefits specified in this subsection will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement. The amount payable to the Executive or the Executive’s beneficiaries under this subsection shall equal the excess of (1) the retirement benefits that would be paid to the Executive or the Executive’s beneficiaries, under such defined benefit retirement plans of the Companies in which the Executive participates if (A) the terms of such plans were those most favorable to the Executive in effect at any time during the period commencing prior to the Change of Control and ending on the date of Notice of Termination (or on the separation from service date if no Notice of Termination is required), and (B) the Executive’s highest average annual compensation as defined under such defined benefit retirement plans; over (2) the retirement benefits that are payable to the Executive or the Executive’s beneficiaries under such defined benefit retirement plans of the Companies in which the Executive participates.

(f)

Outplacement. The Companies shall pay all reasonable fees Executive actually incurs for appropriate outplacement services up to a maximum equal to 1 5 % of the Executive’s Annual Base Salary used to calculate the Executive’s benefit under Section 4(a) of this Agreement, plus provide a travel expense account of up to $5,000 to reimburse job search travel. Such reimbursements shall be limited to those amounts paid within 24 months of the Executive’s date of separation from service with the Companies.

(g)

Stock Options. Stock Options or other Equity based awards held by the Executive become exercisable upon a Change of Control according to the terms of the Companies’ equity compensation plans and any option agreements effecting outstanding option grants or other equity based awards, as interpreted by State Auto Financial’s Compensation Committee as such Committee existed immediately prior to the Change of Control.

In computing and determining Severance Benefits under Sections 4(a), (b), (c), (d), (e), (f) and (g) above, a decrease in the Executive’s salary, incentive bonus potential, or insurance benefits shall be disregarded if such decrease occurs within six months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control. In such event, the salary, incentive bonus potential, and/or insurance benefits used to determine Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this Section 4.

The Severance Benefits provided in Sections 4(a), 4(b), and 4(c) above shall be paid not later than 45 business days following the date the Executive’s employment terminates, subject to the requirements of the following paragraph. Notwithstanding the foregoing, in the event Executive is a “specified employee” as defined in Code Section 409A, any payments under this Agreement due to a separation from service (as defined in Section 409A of the Code) and subject to Code Section 409A shall be delayed until a date that is six months after the date of separation from service (or, if earlier, the date of death of Executive). Payments to which a ‘specified employee” would otherwise be entitled during the first six months following the date of separation shall be accumulated and paid as of the first day of the seventh month following the date of separation from service.

Notwithstanding any provision to the contrary, the payments and benefits due to Executive under this Agreement shall commence no later than 90 days after Executive’s separation from service, provided that Executive has executed a valid release of State Auto, and its respective officers, directors and employees, from any and all actions, suits, proceedings, claims and demands relating to Executive’s employment and termination, and the applicable revocation period has expired within this period.

5. Excess Severance Payment. If any Severance Benefit or other benefit paid or provided under Section 4, above, or the acceleration of stock option vesting, would be subject to excise tax pursuant to Code Section 4999 (or any similar federal or state excise tax), but would not be so subject if the total of such payments would be reduced by 10% or less, then such payment shall be reduced by the minimum amount necessary so as not to cause State Auto to have paid an Excess Severance Payment as defined in Code Section 280G(b)(1) and so Executive will not be subject to Excise Tax pursuant to Code Section 4999. The calculation of the 280G reduction shall be approved by State Auto’s independent certified public accounting firm engaged by State Auto immediately prior to the Change of Control and the calculation shall be provided to Executive in writing. Executive shall then be given 15 days, or such longer period as Executive reasonably requests and to which State Auto agrees, such agreement not to be unreasonably withheld, to accept or reject the calculation of the 280G reduction. If Executive rejects the 280G reduction calculation and the parties are thereafter unable to agree within an additional 45 days, the arbitration provisions of Section 12 shall control. State Auto shall reimburse Executive for all reasonable legal and accounting fees incurred with respect to the calculation of the 280G reduction and any disputes related thereto. Any payments owed to Executive under this Section 5, which are subject to the rules under Code Section 409A and related regulations, shall be made to Executive no later than the end of the calendar year following the calendar year in which the taxes are remitted to the taxing authority. In the event that the amount of any Severance Benefit that would be payable to or for the benefit of Executive under this Agreement must be modified or reduced to comply with this provision, it shall be modified or reduced on a pro-rata basis. In no event shall the total payments be reduced by more than 10% in order to avoid treatment as an Excess Severance Payment.

6. Withholding of Taxes. To the extent required by the law, the Companies shall withhold from the payments made hereunder any taxes required to be withheld by the federal or any state or local government.

In accordance with Section 409A of the Code and the regulations issued thereunder, this Agreement shall permit the payment of amounts necessary to (a) satisfy the employment tax withholding obligations that arise under this Agreement prior to the date that payment may otherwise be made under this Agreement and/or (b) satisfy the excise tax or underpayment penalties owed under Section 409A of the Code in the event of a violation of Section 409A of the Code under this Agreement.

7. Delayed Payments. In the event of a genuine dispute between the Companies or any Subsidiary and the Executive regarding the amount or timing of benefits under this Agreement, a delay in the payment of amounts under this Agreement shall not cause the Executive to violate Section 409A of the Code to the extent that such delay satisfies the conditions set forth in Section 409A of the Code and applicable regulations thereunder.

8. Acknowledgement. The Companies hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment, or to measure the amount of damages which the Executive may suffer as a result of separation from service hereunder. Accordingly, the payment of the Severance Benefits by the Companies to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Companies to be reasonable and will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise. The Companies shall not be entitled to set off or counterclaim against amounts payable hereunder with respect to any claim, debt, or obligation of the Executive.

9. Enforcement Costs; Interest. The Companies are aware that, upon the occurrence of a Change in Control, the Board or a stockholder of the Companies may then cause or attempt to cause the Companies to refuse to comply with their obligations under this Agreement, or may cause or attempt to cause the Companies to institute, or may institute, litigation, arbitration, or other legal action seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Companies that the Executive not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation, arbitration, or other legal action nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive under this Agreement. Accordingly, if following a Change in Control it should appear to the Executive that the Companies have failed to comply with any of their obligations under this Agreement, or in the event that the Companies or any other person takes any action to declare this Agreement void or unenforceable, or institute any litigation or other legal action designed to deny, diminish or to recover from the Executive, the benefits intended to be provided to the Executive hereunder, the Companies irrevocably authorizes the Executive from time to time to retain counsel (legal and accounting) of the Executive’s choice at the expense of the Companies as provided in this Section 9 to represent the Executive in connection with or the initiation or defense of any litigation or other legal action, whether by or against the Companies or any director, officer, stockholder, or other person affiliated with the Companies. Notwithstanding any existing or prior attorney-client relationship between the Companies and such counsel, the Companies irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Companies and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by the Executive as provided in this Section 9 shall be paid or reimbursed to the Executive by the Companies on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with their customary practices; provided, however, that the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, and provided further, that the reimbursement of any eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which such expense was incurred. In any action involving this Agreement, the Executive shall be entitled to prejudgment interest on any amounts found to be due him from the date such amounts would have been payable to the Executive pursuant to this Agreement at an annual rate of interest equal to the prime commercial rate in effect at the corporation’s principal bank or their successor from time to time during the prejudgment period plus 4 percent.

10. Forfeiture Events; Clawback Rights.

(a)	The Board may, in its discretion, require Executive to repay the Companies all or any portion of the amounts paid as Severance Benefits if:

(1)

Executive violates any non-competition, non-solicitation or confidentiality covenant applicable to the Executive and for the benefit of the Companies, including such covenants included in this Agreement;

(2)

It is later discovered that Executive engaged in conduct detrimental to the Companies during the Employment Term which has a material adverse effect on the Companies as determined by the Board of Directors of State Auto Mutual, in its discretion; or

(3) (A) The amount of any of the Severance Benefits was calculated based upon the achievement of certain financial results      of the Companies that were subsequently the subject of a financial statement restatement by the Companies;

(B) Executive engaged in conduct detrimental to the Companies that caused or substantially contributed to the need for the financial statement restatement by the Companies; and

(C) The amount of Executive’s Severance Benefits would have been lower than the amount actually awarded to Executive had the financial results been properly reported.

Notwithstanding the foregoing, if the Board determines that Executive engaged in fraudulent conduct, then the Board will seek repayment of the Severance Benefits. This provision shall not be the exclusive remedy of the Companies with respect to such matters.

(b)

The terms of any compensation recovery or recoupment policy heretofore or hereafter adopted by the Board, including any and all amendments thereto (a “clawback policy”), are hereby incorporated into this Agreement by reference. In addition to the terms and conditions set forth in this Agreement, Executive agrees that any amounts payable or paid to Executive under this Agreement shall be subject to the terms of any clawback policy of the Board.

11. Indemnification. From and after the earliest to occur of a Change of Control or separation from service, the Companies shall (a) for a period of five years after such occurrence, provide the Executive (including the Executive’s heirs, executors, and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Companies’ expense, and (b) indemnify and hold harmless the Executive, to the fullest extent permitted or authorized by the law of the State of Ohio as it may from time to time be amended, if the Executive is (whether before or after the Change of Control) made or threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, or employee of the Companies or any Subsidiary, or is or was serving at the request of the Companies or any Subsidiary, as a director, trustee, officer, or employee of an insurance company, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 11 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the charter or bylaws of the Companies or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of the Executive.

12. Arbitration. The method for resolving any dispute arising out of this Agreement shall be binding arbitration in accordance with this Section. Except as provided otherwise in this Section, arbitration pursuant to this Section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association, A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within 15 days after either party demands arbitration, the Companies and the Executive shall each appoint an arbitrator. Within 15 additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this 15 day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Columbus, Ohio, within 90 days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Companies. Both the Companies and the Executive may be represented by counsel (legal and accounting) and may present testimony and other evidence at the hearing. Within 90 days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be binding on the parties. The Executive shall be entitled to seek specific performances of the Executive’s rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13. Employment Rights. This Agreement sets forth the Severance Benefits payable to the Executive in the event the Executive’s employment with the Companies is terminated under certain conditions specified in Section 3 of this Agreement. This Agreement is not an employment contract nor shall it confer upon the Executive any right to continue in the employ of the Companies or their Subsidiaries and shall not in any way affect the right of the Companies or their Subsidiaries to dismiss or otherwise terminate the Executive’s employment at any time with or without cause.

14. Arrangements Not Exclusive. The specific benefit arrangements referred to in this Agreement are not intended to exclude the Executive from participation in or from other benefits available to executive personnel generally or to preclude the Executive’s right to other compensation or benefits as may be authorized by the Board at any time. The provisions of this Agreement and any payments provided for hereunder shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as the result of the passage of time under any compensation plan, benefit plan, incentive plan, stock option plan, employment agreement, or other contract, plan, or arrangement except as may be specified in such contract, plan or arrangement. Notwithstanding anything to the contrary in this Section 14, the Severance Benefits provided in Section 4 of this Agreement are in lieu of any benefits to which the Executive would be entitled following the Executive’s separation from service pursuant to any Employment Agreement with the Companies, if the separation from service is due to a Change of Control.

15. Termination. This Agreement shall terminate if the employment of the Executive with the Companies shall terminate prior to a Change of Control; provided, however, that this

Agreement shall not terminate upon Executive’s separation from service in the event of a pending Change of Control event as described in Section 3(c), above. Executive agrees that, upon termination of Executive’s employment for any reason set forth, Executive shall immediately resign as a director and officer from all State Auto companies.

16. Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. The Executive’s rights and benefits under this Agreement may not be assigned, except that if the Executive dies while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in Exhibit A or, if there is no such beneficiary, to the Executive’s estate. The Companies will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Companies (or of any division or Subsidiary thereof employing the Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place. Failure of the Companies to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Companies in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminated employment for Good Reason following a Change of Control.

17. No Vested Interest. Neither the Executive nor the Executive’s beneficiaries shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment of such benefit.

18. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to such addresses as each party may designate from time to time to the other party in writing in the manner provided herein. Unless designated otherwise, notices to the Companies should be sent to the Companies at:

State Auto Financial Corporation

518 East Broad Street

Columbus, Ohio 43215

Attention: General Counsel

Until designated otherwise, notices shall be sent to the Executive at the address indicated on the Beneficiary Designation and Notice form attached hereto as Exhibit A. If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. Notice sent by certified or registered mail shall be effective two days after deposit by delivery to the U.S. Post Office.

19. Savings Clause. If any payments otherwise payable to the Executive under this Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable (any such limiting statute or regulation a “Limiting Rule”):

(a)

Companies will use their best efforts to obtain the consent of the appropriate governmental agency to the payment by Companies to the Executive of the maximum amount that is permitted (up to the amounts that would be due to the Executive absent the Limiting Rule); and

(b)

the Executive will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement (as limited by the Limiting Rule) or (ii) any generally applicable Companies severance, separation pay, and/or salary continuation plan that may be in effect at the time of the Executive’s separation from service.

Following any such election, the Executive will be entitled to receive benefits under this Agreement or plan elected only if and to the extent the Agreement or plan is applicable and subject to their specific terms.

20. Amendment; Waiver. This Agreement may not be amended or modified and no provision may be waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Executive and the Companies; provided, however, that this Agreement shall be amended and/or modified as necessary to comply with Section 409A of the Code or regulations issued thereunder.

21. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

22. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

23. Governing Law. Except as otherwise provided, this Agreement shall be governed by the laws of the State of Ohio, without giving effect to any conflict of law provisions.

24. Section 409A of the Code. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code, and payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable, so as not to subject Executive to the payment of taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. Terms defined in this Agreement shall have the meanings given to such terms under Section 409A of the Code if and to the extent required in order to comply with Section 409A of the Code. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A of the Code. To the extent that any regulations or other guidance issued under Section 409A of the Code would result in the Executive being subject to payment of additional income taxes or interest under Section 409A of the Code, the parties agree to amend this Agreement to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of such taxes or interest under Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

25. Venue. The Companies and Executive designate either the Court of Common Pleas of Franklin County, Ohio or the U.S. District Court in Columbus, Ohio as the exclusive courts of competent jurisdiction and venue for any actions or proceedings related to this Agreement and hereby irrevocably consent to such designation, jurisdiction and venue.

SIGNATURES APPEAR ON NEXT PAGE

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

State Auto Financial Corporation:

By:	/s/ Paul Williams
Paul Williams, Chair of the
Compensation Committee

State Automobile Mutual Insurance Company:

By:	/s/ Michael J. Fiorile
Michael J. Fiorile, Chair of the
Nominating and Governance Committee

Executive:

/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr.